Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.

We have audited the accompanying financial statements of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the “Company”), which comprise the balance sheet as of December 31, 2012 and the related statements of income and loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America. This responsibility includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes assessing the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Company’s management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying balance sheet of the Company as of December 31, 2013, and the related statements of income and loss, stockholders’ equity and cash flows for the year ended December 31, 2013, were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

Isl DELOITTE AUDITORES Y CONSULTORES LIMITADA

March 31, 2014

Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2013 AND 2012

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

	Notes	2013	2012
		ThUS$ (Unaudited)	ThUS$
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	4	8,308	15,587
Accounts receivable	3	17,741	30,421
Accounts receivable from related companies	8	450	8
Inventories, net	3	15,107	17,479
Prepaid expenses and other current assets	3	406	1,283
Income taxes receivable		4,213	3,262
Deferred Income taxes	11	802	754

Total current assets		47,027	68,794

PROPERTY, PLANT AND EQUIPMENT:
Buildings		1,383	1,383
Machinery and equipment		33,494	33,070
Vehicles		23,381	21,734
Machinery and vehicles acquired under capital leases		27,969	27,692
Other		503	—

Total property, plant and equipment - gross		86,730	83,879
Less - accumulated depreciation		(60,210)	(54,597)
Net property, plant and equipment		26,520	29,282

OTHER ASSETS:
Account receivables from related companies	8	113	—
Investment in affiliate	7	131	221
Trade receivables	3	619	—

Total other assets		863	221

TOTAL ASSETS		74,410	98,297

The accompanying notes are an integral part of these financial statements

	Notes	2013 ThUS$	2012 ThUS$
		(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	9	450	778
Current maturities of capital leases	10	1,238	2,133
Accounts payable	3	5,196	5,233
Accounts payable to related companies	8	817	828
Withholdings and accrued expenses	3	5,315	11,328
Unearned income	3	738	1,415
Other current liabilities		1,055	1,242

Total current liabilities		14,809	22,957

LONG-TERM LIABILITIES:
Long-term debt	9	113	—
Capital leases	10	87	1,010
Accrued expenses	3	4,115	4,980
Unearned income	3		719
Deferred income taxes, net	11	3,117	1,957

Total long-term liabilities		7,432	8,666

STOCKHOLDERS’ EQUITY:
Common stock		310	310
Retained earnings		51,859	66,364

Total stockholders’ equity		52,169	66,674

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		74,410	98,297

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF INCOME AND LOSS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

	Notes	2013 ThUS$ (Unaudited)	2012 ThUS$	2011 ThUS$
REVENUES		115,213	212,619	230,681
COST OF REVENUES		(118,066)	(192,963)	(194,643)

GROSS PROFIT		(2,853)	19,656	36,038
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(5,229)	(10,801)	(10,179)

OPERATING (LOSS) INCOME		(8,082)	8,855	25,859

OTHER INCOME (EXPENSE):
Equity in net earnings of affiliate		(90)	48	70
Financial (expense)		(183)	(499)	(215)
Other income		388	—	—
Foreign exchange (losses) gains, net		(2,744)	1,520	(3,304)

Other (expense) income - net		(2,629)	1,069	(3,449)

(Loss) income before income taxes		(10,711)	9,924	22,410
Income tax benefit (expense)	11	1,706	(2,126)	(4,121)

Net (loss) income		(9,005)	7,798	18,289

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

	Common Shares	Common stock	Retained earnings	Total equity
		ThUS$	ThUS$	ThUS$
Balance as of January 1, 2011	3,600,000	310	49,777	50,087
Dividends distribution		—	(4,000)	(4,000)
Comprehensive income:
Net income for the year 2011		—	18,289	18,289

Balance as of January 1, 2012	3,600,000	310	64,066	64,376
Dividends distribution		—	(5,500)	(5,500)
Comprehensive income:
Net income for the year 2012		—	7,798	7,798

Balance as of January 1, 2013	3,600,000	—	66,364	66,674
Dividends distribution (unaudited)		—	(5,500)	(5,500)
Comprehensive income:		—
Net loss for the year 2013 (unaudited)		—	(9,005)	(9,005)

Balance as of December 31, 2013 (unaudited)		—	51,860	52,170

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

	2013 ThUS$	2012 ThUS$	2011 ThUS$
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	152,601	274,344	255,281
Other income received	988	815	860
Payments to suppliers and personnel	(137,921)	(218,088)	(217,110)
Payment of interest	(183)	(499)	(146)
VAT and similar items paid	(10,636)	(26,044)	(22,180)

Total net cash flow provided by operating activities	4,849	30,528	16,705

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(2,351)	(3,004)	(3,480)
Loans	926	30,499	8,420
Dividend payments	(5,500)	(5,500)	(4,000)
Repayments of loans	(1,141)	(33,760)	(473)

Total net cash flow provided by (used in) financing activities	(8,066)	(11,765)	467

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Sales of fixed assets	387	1,889	182
Loan to related parties	(900)	—	(2,300)
Repayments of loans from related parties	338	1,847	448
Purchases of fixed assets	(3,887)	(11,242)	(18,656)

Total net cash flow used in investment activities	(4,062)	(7,506)	(20,326)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,279)	11,257	(3,154)
CASH AND CASH EQUIVALENTS AT BEGINING OF YEAR	15,587	4,330	7,484

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	8,308	15,587	4,330

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE’SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

	2013	2012	2011.
	ThUS$	ThUS$	ThUS$
	(Unaudited)
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES AND NET (LOSS) INCOME FOR THE YEAR:
Net income (loss)	(9,005)	7,798	18,289

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,060	13,673	10,725
Net foreign exchange differences	2,744	(1,520)	3,304
Equity share in net (income) loss of related company	90	(48)	(70)
Allowance for inventory obsolescence	(287)	122	110
Deferred income taxes	1,112	627	380
Others	(294)	—	—

Changes in operating assets (increases) decreases:
Trade account receivables	9,482	24,812	(19,136)
Inventories	2,659	1,516	(7,902)
Other assets	157	552	(671)
Due from related companies	7	491	(590)

Changes in operating liabilities increases (decreases):
Accounts payable	(166)	(12,188)	5,698
Other accounts payable	(6,226)	1,966	5,808
Unearned revenues	(1,350)	(804)	(296)
Income taxes	(1,134)	(6,469)	1,056

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	4,849	30,528	16,705

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS

GEOTEC BOYLES BROS S.A.

NOTES TO FINANCIAL STATEMENTS

(In thousands of United States dollars - ThUS$)

(The 2013 financial statements are unaudited)

Note 1. Description of business

The Company provides mining exploration services principally in the area of drilling and maintenance and recovery of water wells.

Note 2. Summary of significant accounting policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos. Management determined the U.S. dollar as the Company’s functional currency in accordance with the Accounting Standards Codification Topic 830, Foreign Currency Matters. Accordingly, the Company remeasured into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetaiy items are remeasured at historical rates. Income and expense accounts are remeasured at the monthly average rates in effect during the year, except for depreciation which is remeasured at historical rates. Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Foreign exchange gains (losses) for 2013, 2012 and 2011 amounted to ThUS$(2,744), ThUS$1,520 and ThUS$(3,304), respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimate of unbilled revenues, deferred income tax assets and liabilities, the estimate of inventory obsolescence, the estimate for the management compensation plan and the estimated useful lives of fixed assets.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Provisions are recorded for inventory considered to be in excess of net realizable value or obsolete. The amount of the estimate of obsolescence as of December 31, 2013 and 2012 was ThUS$316 and ThUS$603, respectively. No amounts were recorded during 2013, 2012 or 2011 for inventory in excess of net realizable value.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Routine maintenance costs are expensed as incurred. Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of (1), present value of the minimum lease payments, plus the present value of the purchase option and (2) market value. The assets will be legally owned by the company only when it exercises the purchase option.

During the current year, the Company reconsidered the useful lives of the fixed assets and determined that the hours of service for machinery and equipment more appropriately reflected the useful lives of the assets than the straight-line method. The total hours of service for each piece of drilling equipment will be equivalent to normal operation of the equipment according to specifications of the manufacturers, with the purpose of giving due consideration to the fact that the equipment works as a general rule continuously in the operations. The amount of depreciation for each period will be calculated using the monthly hours of the equipment that is assigned to a project (job) by contract. This will result in depreciation expense based on the effective use of the equipment to more appropriately match the associated costs and revenues of the underlying assets. The change in the estimated useful life of the assets resulted in a decrease in depreciation expense of ThUS$4,500 in the current year.

For all other fixed assets, depreciation is provided using the straight-line method over the estimated useful lives of the assets.

As of December 31, 2013, accumulated depreciation for assets owned and for leased assets amounted ThUS$59,361 and ThUS$849, respectively (ThUS$53,717 and ThUS$880 as of December 31, 2012, respectively). Depreciation expense for assets owned was ThUS$6,727, ThUS$12,958 and ThUS$9,586 in 2013, 2012 and 2011, respectively. Depreciation expense for leased assets was ThUS$333, ThUS$715 and ThUS$1,139 in 2013, 2012 and 2011, respectively. The useful lives used for the items within each property classification are as follows:

December 31,
	2013	2012
(Unaudited)
Buildings	20 years	20 years
Camps	1 year	1 year
Machinery and equipment	60,480 hours	5 years
Vehicles	3 to 5 years	3 to 5 years
Leased assets	5 years	5 years

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairments of long-lived assets were recorded during 2013, 2012 or 2011.

Revenue recognition - Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.

Comprehensive income - For all periods presented comprehensive income was equal to net income.

Allowance for doubtful accounts receivables - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity. The Company has determined that no allowance for doubtful accounts receivables was required, as of December 31, 2013 and 2012.

Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2013 and 2012, cash and equivalents include cash on hand and in banks, and marketable securities. Cash equivalents are stated at fair value.

Accrued expenses - Vacation cost and compensation plan for executives accruals are accrued as an expense in the year in which earned.

Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statements carrying amounts and tax basis of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provisions for income taxes are made in accordance with Chilean tax regulations.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, the Company applies judgment, taking into account applicable tax laws and experience in managing tax audits and relevant GAAP, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2013 and 2012 there are no uncertain tax positions that should be recorded in the financial statements.

The Company classifies interest and penalties related to income taxes as a component of income tax expense. The Company has not recorded any amounts of interest or penalties during 2013, 2012 or 2011.

Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments - The carrying amounts of financial instruments, including cash, trade and notes receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2013 and 2012, because of the relatively short maturity of those instruments. See Note 6 and 9 for disclosures regarding the fair value of cash equivalents and debt of the Company, respectively.

New Accounting Pronouncements - There are no recently issued accounting pronouncements effective in the subsequent year that are expected to have a material effect on the company’s financial statements and disclosures.

Note 3. Composition of Certain Financial Statements Captions

	December 31,
	2013	2012
	(Unaudited)
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$
Accounts receivable
Accounts receivable	17,741	30,421
Less allowance for doubtful accounts (3)	—	—

	17,741	30,421

Inventories, net
Bits and diamonds	803	944
Bars and casings	4,886	5,219
Spare parts and other	9,734	11,919
Less inventory obsolescence (3)	(316)	(603)

	15,107	17,479

Prepaid expenses and other current assets
Prepaid expenses	292	733
Other receivable	114	550

	406	1,283

Accounts payable
Foreign suppliers	2	4
Domestic suppliers	5,194	5,229

	5,196	5,233

Withholdings and Accrued expenses
Vacation benefits	2,525	4,057
Withholdings	1,362	4,594
Other	1,428	2,677

	5,315	11,328

Accrued expenses
Plan for executives (1)	4,115	4,980

	4,115	4,980

Unearned income - current portion
Advances from customers (2)	738	1,415

	738	1,415

Unearned income - long term portion
Advances from customers (2)	—	719

	—	719

Accounts receivable - long term portion
Accounts receivable	619	—
Less allowance for doubtful accounts (3)	—	—

	619	—

(l)	During May 2011, the Company established a compensation plan for executives, with the purpose of retaining those executives considered key to business and company’s development. The compensation plan is to provide economic benefits to these executives, who must meet certain requirements in order to be eligible to receive these benefits, such as to remain in the company for certain period of time, in the event of voluntary resignation. In case of dismissal or death, the benefit will become effective immediately. As of December 31, 2013 and 2012, the amount of this provision was ThUS$4,115 and ThUS$4,980, respectively.

(2)	The following table reflects the detail of unearned income as of December 31, 2013 and 2012:

	December 31,
	2013		2012
	Short term	Long term	Short term	Long term
	ThUS$ (Unaudited)	ThUS$ (Unaudited)	ThUS$	ThUS$
Minera Escondida (i)	658	—	960	719
Minera Escondida (ii)	80	—	—	—
Minera Spence S.A. (v)	—	—	455	—

Totals	738	—	1,415	719

(i)	Relates to advance payments received from customer Minera Escondida for drilling integral services, which will be recognized over 68 monthly installments in accordance to actual footage or meterage drilled. As of December 31, 2013 and 2012 the outstanding balance amounted ThUS$658 and ThUS$1,679, which corresponds to 9 and 21 monthly installments, respectively. For this transaction the Company has issued letters of guarantee (see Note 13).

(ii)	Relates to advance payments received from customer Minera Escondida for a total amount of ThUS$80, for drilling services to be provided during the first months of 2014.

(iii)	Relates to an advance payments received from customer Minera Spence S.A. for a total amount of ThUS$455 for drilling services to be provided within the first semester of 2013.

(3)	The following table reflects the changes in the allowance for doubtful accounts receivables and inventory obsolescence:

	Beginning balance	Charged to (income)/expense	Written-off	Ending balance
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2013 (unaudited)
Allowance for doubtful accounts receivables	—	—	—	—

Allowance for inventory obsolescence	603	(287)		316

2012
Allowance for doubtful accounts receivables	—	—	—	—

Allowance for inventory obsolescence	533	122	(52)	603

2011
Allowance for doubtful accounts receivables	—	—	—	—

Allowance for inventory obsolescence	423	110	—	533

Note 4. Cash and Cash Equivalents

The detail of cash and cash equivalents is as follows as of December 31:

	2013 ThUS$	2012 ThUS$
	(Unaudited)
Cash in banks	2,423	2,615
Marketable securities (1)	5,885	12,972

Total	8,308	15,587

(1)	The marketable securities correspond to investments in mutual funds. The following table reflects the detail of these mutual funds as of December 31:

Financial	Fund	Currency	Number	2013	2012
Institution			of units	ThUS$	ThUS$
				(Unaudited)
Santander Asset Management S.A.	Tesoreria	Ch$	2,158,374,090	—	7,299
Santander Asset Management S.A.	Tesoreria	Ch$	739,797,863	—	2,502
Itau Chile Adm. Gral. De Fondos S.A.	Capital	Ch$	268,826,892	—	671
Banchile Inversiones	Liquidez Full	Ch$	930,711,116	—	2,500
Banchile Inversiones	Cash	Ch$	1,824,577,976	3,478	—
Banchile Inversiones	Liquidez Full	Ch$	1,262,609,929	2,407	—

				5,885	12,972

Note 5. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the Year Ended		For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
	December 31, 2013
	(Unaudited)
in thousands of U.S. dollars - ThUS$	ThUS$		ThUS$	ThUS$
Income taxes paid	1,444		3,772	3,362
Non-cash items	519	(1)	—	—

(1) Fixed assets assumed from lease obligations. See Note 8.

Note 6. Fair Value Measurements

The Company’s estimates of fair value for financial assets and liabilities are based on the framework established in the fair value accounting guidance. The framework in based on the inputs used in the valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The three levels of inputs used to measure fair value are listed below:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets or quoted prices for identical assets in inactive markets.

Level 3 - Unobservable inputs reflecting our own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability.

The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability. The Company’s financial instruments held at fair value are presented below:

Financial assets at fair value	Carrying value ThUS$ (Unaudited)	December 31, 2013
		Level 1 ThUS$	Level 2 ThUS$	Level 3 ThUS$
		(Unaudited)	(Unaudited)	(Unaudited)
Mutual funds	5,885	5,885	—	—

Total	5,885	5,885	—	—

Financial assets at fair value	Carrying value ThUS$	December 31, 2012
		Level 1 ThUS$	Level 2 ThUS$	Level 3 ThUS$
Mutual funds	12,972	12,972	—	—

Total	12,972	12,972	—	—

Mutual funds invest in highly liquid instruments and are valued using unadjusted prices for identical assets in active markets and are therefore classified as Level 1 financial instruments, Mutual funds are classified as cash equivalents in the balance sheet.

Note 7. Investment in Affiliates

The Company holds jointly controlled interest of 50% in Centro Internacional de Formacion S.A. and Geo Estrella S.A., which is accounted for under the equity method.

Summarized financial information of the affiliates as of December 31, 2013, 2012 and 2011, and for the years then ended, are as follows:

December 31, 2013 Company	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Equity	Not loss
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Centro Internacional de Fonnación S.A.	—	155	—	21	134	(150)
Geoestrella S.A.	—	128	—	—	128	(30)

December 31, 2012 Company	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Equity	Not income
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Fonnación S.A.	—	311	—	27	284	91
Geoestrclla S.A.	—	158	—	—	158	10

December 31, 2011 Company	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Equity	Not income
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Fonnación S.A.	5	228	14	26	193	36
Geoestrella S.A.	—	152	—	—	152	103

Note 8. Related party transactions

The Company is affiliated with a number of companies through common ownership. The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short term	Long term	Short term	Long term	Sales and other revenues			Purchases and other costs
	2013		2012		2013	2012	2011	2013	2012	2011
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)			(Unaudited)			(Unaudited)
Due from related companies:
MDF S.A.	—	—	—	—	72	141	185	—	—	—
Geotec Perj t S.A.	—	—	—	—	—	42	27	—	—	—
Boytec Sondajes de Mexico S.A.	450	113	—	—	67	2,534	15	—	—	—
Sondajes Colombia S.A.	—	—	5	—	88	931	—	—	—	—
Geo Estrella S.A	—	—	3	—	—	3	9	—	—	—
Christensen Chile S.A.	—	—	—	—	668	1,105	1,067	—	—	—
Christensen Comercial S.A.	—	—	—	—	—	—	6	—	—	—
·Cs. Geocontroladores S.A.	—	—	—	—	13	—	—	—	—	—
Technosteel	—	—	—	—	27	11	—	—	—	—
Terratec	—	—	—	—	245	270	—	—	—	—
Geotec S A	—	—	—	—	—	21	—	—	—	—
Datawell	—	—	—	—	13	125	—	—	—	—
CSI	—	—	—	—	2	—	—	—	—	—
Centro Internacional de Formación S.A.	—	—	—	—	5	—	—	—	—	—

Totals	450	113	8	—

Due to related companies:
Inmobiliaria Plantea Industrial Ltd.	—	—	—	—	—	—	—	1,100	1,300	1,306
MDF S.A.	95	—	63	—	—	—	—	3,748	8,506	13,651
Geo Estrella S.A	—	—	24	—	—	—	—	—	24	—
Christensen Chile S.A.	721	—	741	—	—	—	—	5,862	13,518	18,950
Christensen Comercial S.A.	1	—	—	—	—	—	—	9	20	44
Cs. Geocontroladores S.A.	—	—	—	—	—	—	—	943	1,168	—
Soudal	—	—	—	—	—	—	—	1	—	—
Imatec	—	—	—	—	—	—	—	108	125	—
Gesanet	—	—	—	—	—	—	—	105	90	—
Technosteel	—	—	—	—	—	—	—	16	27	—
Terratec	—	—	—	—	—	—	—	4,472	7,682	—
Datawell	—	—	—	—	—	—	—	1,214	4,564	—
CSI	—	—	—	—	—	—	—	—	112	—
Centro Internacional de Formación S.A.	—	—	—	—	—	—	—	43	161	—

Totals	817	—	828	—

lnmobiliaria Plantel Industrial Ltda.: On August 2002, the Company leased an industrial plant located in the city of Santiago to Inmobiliaria Plantel Industrial Ltda. The monthly installments were ThUS$50, ThUS$65 and ThUS$65, during 2013, 2012 and 2011, respectively.

On June 2007, the Company leased an industrial plant located in the city of Antofagasta to Inmobiliaria Plantel Industrial Ltda. The monthly installments were ThUS$39, ThUS$39 and ThUS$39, during 2013, 2012 and 2011, respectively.

Future minimum rental payments required under operating leases in excess of one year from December 31, 2013, are as follows:

2013 ThUS$ (Unaudited)
2014	1,005
2015 and thereafter

Boytec Sondajes de México S.A.: The account receivable to Boytec Sondajes de México S.A. relates to a loan made in March of 2013 for ThUS$900. The loan matures on March 2015, and bear interest of 2.70% in the year 2013. As of December 31, 2013, the outstanding balance of these loans was ThUS$563 of which ThUS$450 is presented as current.

Christensen Chile S.A.: The account payable to Christensen Chile S.A., relates to purchases of raw materials used in production.

The accounts payable and receivable with related parties are being paid or received within the normal business cycle of the Company, as other suppliers or customers, and therefore do not bear any interest.

Terratec S.A.: During 2013, the Company purchased two machines from Terratec S.A. (“Terratec”) for total cash consideration of ThUS$937. As part of the transaction, the Company assumed a lease obligation as one of the drilling rigs was under a lease contract, and the rights to assume the contracts for drilling services at the mines in which the machines were previously being used. The purchase price was based on market value of similar machines. In addition, the Company assumed the obligations of the additional leases from Terratec during the year. The total initial value of the lease obligations assumed from all transactions with Terratec was ThUS$519. See Note 10 for the outstanding lease obligations as of December 31, 2013.

Note 9. Debt

Long Term Debt

Debt outstanding as of December 31, 2013 and 2012, whose carrying value approximates fair value, and are Level 2 financial instruments, is as follows: ·

Financial	Transaction	Currency	Rate	Short-term portion		Long-term		Expiration
Institution				2013	2012	2013	2012	date
				ThUS$	ThUS$	ThUS$	ThUS$
				(Unaudited)		(Unaudited)
Banco Security	Loan	Ch$	4.30%	—	214	—	—	Aug - 2013
Banco Security	Loan	Ch$	4.30%	—	323	—	—	Aug - 2013
Banco Security	Loan	Ch$	3.95%	—	241	—	—	Sept - 2013
Banco Santander	Loan	Ch$	2.70%	450	—	113	—	Sept - 2014

				450	778	113	—

In August and September of 2013, the Company paid the three loans from Banco Security.

The purpose of the new loan with Banco Santander was to finance the purchase of a machinery from the related Party Boytec Sondajes de México S.A. The Company recorded an account receivable from Boytec Sondajes de México S.A. as of March 31, 2013 (See Note 8).

As of December 31, 2013, debt outstanding will mature by fiscal year as follows:

2013
ThUS$
(Unaudited)
2014	450
2015	113

Total	563

Note 10. Leases

Financial	Transaction	Currency	Monthly	Short-term portion		Long-term		Expiration
Institution			rate	2013	2012	2013	2012	date
				ThUS$	ThUS$	ThUS$	ThUS$
				(Unaudited)		(Unaudited)
Banco Santander	Lease-back	CH$	0.55%	247	305	—	270	Oct, 2014
Banco BBVA	Lease-back	CH$	0.58%	196	613	—	214	Apr, 2014
Banco Chile	Lease-back	CH$	0.51%	198	838	—	216	Mar, 2014
Banco Chile	J,ease-back	CH$	0.30%	—	88	—	—	Feb, 2013
Banco Itau	Lease-back	CH$	0.30%	283	289	—	310	Dec, 2014
Banco Santander	Lease	CH$	0.61%	15	—	—	—	Aug, 2014
Banco Santander	Lease	CH$	0.59%	93	—	—	—	Oct, 2014
Banco Santander	Lease	CH$	0.67%	40	—	—	—	Aug, 2014
Banco Security	Lease	UF	0.30%	166	—	87	—	Jun, 2015

Total				1,238	2,133	87	1,010

As of December 31, 2013, the Company has entered into four lease contracts with banks, which are denominated in Ch$ (Chilean pesos) and UF (UF: is an inflation-indexed, Chilean peso-denominated monetary unit. These lease contracts were assumed from Terratec as discussed in Note 8. The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile). These leases are payable in monthly installments throughout the years 2014 and 2015. The assets acquired are trucks perforators and machinery, and the detail of the years to maturity is as follows:

Years to maturity	2013
ThUS$
(Unaudited)
2014	1,238
2015	87

Total	1,325

Note 11. Income taxes

Income before income taxes is as follows:

	For the Years Ended December 31,
	2013	2012	2011
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)
Income before income taxes	(10,711)	9,924	22,410

The benefit/(expense) for incomes taxes consists of the following:

	For the Years Ended December 31,
	2013	2012	2011
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)
Current tax benefit (expense)	2,818	(1,499)	(4,501)

Deferred tax (expense) benefit	(1,112)	(627)	380

Total tax benefit (expense)	1,706	(2,126)	(4,121)

Deferred income tax assets and liabilities as of December 31, 2013 and 2012 are comprised of the following:

	Short term December 31,		Long-term December 31,
	2013	2012	2013 ThUS$	2012 ThUS$
	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)		(Unaudited)
Deferred income tax assets:
Vacation accruals	505	811	—	—
Unearned income	49	139	—	36
Other provision	185	325	—	—
Inventory obsolescence	63	134	—	—

Deferred income tax assets	802	1,409	—	36

Deferred income tax liabilities:
Property, plant and equipment	—	184	1,706	1,023
Capital leases	—	471	1,318	799
Compensation Package Provision	—	—	93	171

Deferred income tax liabilities	—	655	3,117	1,993

On July 31, 2010 the Law 20.455 was enacted, in which the income tax rates for commercial years 2011 and 2012 were set at 20% and 18.5%, respectively, returning to 17% in 2013. However, on September 27, 2012, the Law 20.630 was issued which established a permanent change in the income tax rate, increasing it to 20%, effective for the commercial year 2012.

A reconciliation of total income tax expense to statutoty tax rate is as follows:

	For the year ended December 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	Amount	Effective	Amount	Effective	Amount	Effective
in thousands of U.S. dollars - ThUS$	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate
	(Unaudited)	(Unaudited)
Income tax at statutory tax rate	(2,142)	20.00%	1,985	20.00%	4,482	20.00%
Difference in tax expense resulting from:.
Non deductible expenses	—	—	—	—	—	—
Permanent differences	—	—	—	—	—	—
Other	436	(4.07%)	141	1.42%	(361)	(1.61%)

Income tax (benefit) expense	(1,706)	15.93%	2,126	21.42%	4,121	18.39%

The Company is potentially subject to income tax audits in Chile until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The tax years subject to examination are 2008 through 2013.

Note 12. Stockholders’ equity

Common stock - As of December 31, 2013, common stock authorized, issued and outstanding consists of 3,600,000 no-par value shares.

Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, February, March, April, May, June, August, September, October, November and December of 2013 to pay dividends of US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139 per share, respectively. The total dividend distribution amounted to ThUS$5,500.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, February, March, April, May, June, August, September, October, November and December of 2012 to pay dividends of US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139 and US$0.138 per share, respectively. The total dividend distribution amounted to ThUS$5,500.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, May, June, August, September, November and December of 2011 to pay dividends of DS$0.136, US$0.141, US$0.141, US$0.139, US$0.136,US$ 0.127, US$0.144 and US$0.147 per share, respectively. The total dividend distribution amounted to ThUS$4,000.

Note 13. Guarantees

As of December 31, 2013, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$l 3,861. If such contracts are not fulfilled, the obligations could be triggered.

Bank issuer	Beneficiary	Letter of guarantee No	Issuance date	Expiring date	Amount
					ThUS$
					(Unaudited)
Bco. Chile	Min. Escondida Ltda.	004088-0	08-14-12	01-30-14	73
Bco. Chile	Min. Escondida Ltda.	004087-2	08-14-12	02-28-14	73
Bco. Chile	Min. Escondida Ltda.	004086-4	08-14-12	03-21-14	73
Bco. Chile	Min. Escondida Ltda.	004085-6	08-14-12	04-30-14	73
Bco. Chile	Min. Escondida Ltda.	000000-0	08-14-12	05-30-14	73
Bco. Chile	Min. Escondida Ltda.	004080-6	08-14-12	06-30-14	73
Bco. Chile	Min. Escondida Ltda.	004079-1	08-14-12	07-30-14	73
Bco. Chile	Min. Escondida Ltda.	004078-3	08-14-12	09-01-14	73
Bco. Chile	Min. Escondida Ltda.	004095-3	08-14-12	09-30-14	73
Security	Minera Spence	309,232	09-14-11	01-15-14	1,408
Bco. Santander	Boytec Sondajes de Mexico S.A. de C.V.	361,492	03-08-12	04-07-14	1,487
BBVA	Min. Escondida Ltda.	84,693	07-17-13	07-1l-15	541
Security	Minera Carmen de Andacollo	371,906	07-15-13	09-15-14	342
Bco. Chile	Cia Minera Doña Ines de Collahuasi	44,242	08-14-13	03-31-14	1,500
Bco. Chile	Cia Minera Doña Ines de Collahuasi	44,243	08-14-13	05-31-16	2,500
Bco. Chile	Min. Escondida Ltda.	354180-1	10-23-13	10-15-14	3,322
Bco. Chile	Cia Minera Doña Ines de Collahuasi	45,082	12-31-13	03-31-17	1,500
Security	Energia Andina S.A.	383,613	10-25-13	10-25-14	150
Bco. Bice	Min. Escondida Ltda.	173,707	08-05-13	03-31-14	19
Bco. Bice	Codelco Chile SA	169,472	04-30-13	05-15-14	154
BBVA	Exploraciones Minera Andina S.A.	83,296	11-19-13	08-31-14	115
BBVA	Codelco Chile SA Div Chuquicamata	93,636	11-27-13	03-13-15	166

				Total	13,861

As of December 31, 2012, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$11,017. If such contracts are not fulfilled, the obligations could be triggered.

Bank issuer	Beneficiary	Letter of guarantee No	Issuance date	Expiring date	Amount
					ThUS$
Security	Anglo American Michiquillay S.A	339788	08-09-12	02-13-13	11
Security	Anglo American Norte S.A	339787	08-09-12	02-15-13	23
CorpBanca	Anglo American Sur S.A	106773	08-10-12	02-15-13	18
CorpBanca	Cia. Constructual Min. Candelaria	117557	11-19-12	02-21-13	5
Security	Cia Minera Doña Ines de Collahuasi	328125	03-29-12	03-31-13	1,366
Security	Cia Minera Doña Ines de Collahuasi	327904	03-27-12	03-31-13	467
Security	Cia Minera Doña Ines de Collahuasi	346610	10-23-12	04-30-13	119
Security	Compass Catering SA.	326269	03-09-12	03-15-13	118
Security	Compass Catering SA.	326281	03-09-12	04-15-13	169
BBVA	Codelco Chile SA	87475	03-28-12	03-01-13	302
Security	Faena Teniente	353544	12-20-12	12-20-13	135
CorpBanca	Min. Escondida Ltda.	100272	06-05-12	12-31-12	437
Bco. Chile	Min. Escondida Ltda.	333534-9	08-14-12	01-02-13	80
Bco. Chile	Min. Escondida Ltda.	333533-1	08-14-12	01-30-13	80
Bco. Chile	Min. Escondida Ltda.	333530-7	08-14-12	02-28-13	80
Bco. Chile	Min. Escondida Ltda.	333529-2	08-14-12	04-01-13	80
Bco. Chile	Min. Escondida Ltda.	333528-4	08-14-12	04-30-13	80
Bco. Chile	Min. Escondida Ltda.	333527-6	08-14-12	05-30-13	80
Bco. Chile	Min. Escondida Ltda.	333526-8	08-14-12	07-01-13	80
Bco. Chile	Min. Escondida Ltda.	333525-0	08-14-12	07-30-13	80
Bco. Chile	Min. Escondida Ltda.	004093-7	08-14-12	08-30-13	80
Bco. Chile	Min. Escondida Ltda.	004092-9	08-14-12	09-30-13	80
Bco. Chile	Min. Escondida Ltda.	004091-1	08-14-12	10-30-13	80
Bco. Chile	Min. Escondida Ltda.	004090-3	08-14-12	12-02-13	80
Bco. Chile	Min. Escondida Ltda.	004089-8	08-14-12	12-30-13	80
Bco. Chile	Min. Escondida Ltda.	004088-0	08-14-12	01-30-14	80
Bco. Chile	Min. Escondida Ltda.	004087-2	08-14-12	02-28-14	80
Bco. Chile	Min. Escondida Ltda.	004086-4	08-14-12	03-21-14	80
Bco. Chile	Min. Escondida Ltda.	004085-6	08-14-12	04-30-14	80
Bco. Chile	Min. Escondida Ltda.	000000-0	08-14-12	05-30-14	80
Bco. Chile	Min. Escondida Ltda.	004080-6	08-14-12	06-30-14	80
Bco. Chile	Min. Escondida Ltda.	004079-1	08-14-12	07-30-14	80
Bco. Chile	Min. Escondida Ltda.	004078-3	08-14-12	09-01-14	80
Bco. Chile	Min. Escondida Ltda.	004095-3	08-14-12	09-30-14	80
BBVA	Min. Escondida Ltda.	82438	11-20-12	09-13-13	476
CorpBanca	Min. Gaby	111295	10-22-12	07-22-13	298
Bco. Santander	Cia. Minera del Pacifico	2199	12-11-12	04-30-13	146
Security	Minera Spence	309232	09-14-11	01-15-14	1,508
BBVA	Minera Tres Valles	75603	05-28-12	11-02-13	511
CorpBanca	Piezometricos div. RT	108943	09-26-12	02-04-13	227
BBVA	Sondajes Geotec Colombia	809413	02-23-12	03-23-13	1,100
BBVA	Cia. Minera del Pacifico	75601	06-18-12	01-11-13	350
Bco. Santander	Boytec Sondajes de Mexico S.A. de C.V.	361492	03-08-12	04-07-14	1,471

				Total	11,017

Note 14. Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2013 and 2012.

Note 15. Subsequent events

Between January 1, 2014 and March 31, 2014, the date these financial statements were available to be issued, no subsequent events occurred that could materially affect the financial results of the Company.

* * * * * *